FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION
CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”) is hereby entered into as of September 17, 2013 by and between FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION (the “Association”), a federally chartered savings Association, Michelle Miller, Chief Financial Officer (“Executive”), and FRATERNITY COMMUNITY BANCORP, INC. (the “Company”), the holding company of the Association, as guarantor.

WHEREAS, the Association recognizes the importance of Executive to the Association’s operations and wishes to protect her position with the Association in the event of a change in control of the Association or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Association desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

a.           The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the first anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

b.  Commencing as of September 17, 2014 (the “Renewal Date”) and continuing as of each anniversary date thereafter, the Board of Directors of the Association (the “Board of Directors”) may extend the term of this Agreement for an additional one (1) year period (from the Renewal Date) beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days’ written notice of her desire that the term not be extended.

c.           Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Association terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

a.           Upon the occurrence of a Change in Control of the Association or the Company followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Cause, as defined in Section 2c. of this Agreement, the provisions of Section 3 of this Agreement shall apply.  Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate her employment at any time during the term of this Agreement for “Good Reason.”

For the purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

i.	The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements);

ii.	A material diminution in Executive’s Base Salary; or

iii.	Relocation of Executive to a location outside a radius of twenty-five (25) miles of the Association’s principal office; or

provided, that within ninety (90) days after the initial existence of such event, the Association shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive.  Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

b.           For purposes of this Agreement “Change in Control” means a change in control of the Association or the Company as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of assets.”

i.
Merger:  The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

ii.
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

c.           Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for “Cause.”  Termination for Cause shall mean termination of employment because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

3.	Termination Benefits.

a.           If Executive’s employment is voluntarily (in accordance with Section 2a. of this Agreement) or involuntarily terminated within one (1) year of a Change in Control, Executive shall receive:

i.
a lump sum cash payment equal to 1.0 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).  Such payment shall be made not later than five (5) days following Executive’s termination of employment under this Section 3.

ii.
Continued benefit coverage under all Association health and welfare plans (as defined in accordance with Section (3)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Sec. 1002(1), and applicable regulations thereunder) which Executive participated in as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period of twelve (12) months following Executive’s termination of employment.  Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment.  Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee.

b.           Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G, with the reduction to be made first to the payment due under Section 3.a.i. of this agreement.

4.	Notice of Termination.

a.           Any purported termination by the Association or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

b.           “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by the Company.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.  Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Association or shall impose on the Association any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

a.           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

b.           This Agreement shall be binding upon, and inure to the benefit of, Executive, the Association and their respective successors and assigns.

8.	Modification and Waiver.

a.           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

b.           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Maryland, without regard to principles of conflicts of law of that state.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Association, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Company or the Association shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under applicable law, including 12 C.F.R. Section 145.121, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of having been a director or officer of the Company or the Association (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

15.	Successors to the Association and the Company.

The Association and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Association or the Company, expressly and unconditionally to assume and agree to perform the Association’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Association and the Company would be required to perform if no such succession or assignment had taken place.

16.	Required Provisions. In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

a. The Association’s board of directors may terminate Executive’s employment at any time, but any termination by the Association, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

b.           If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Association’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion:  (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.           If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Association under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.           If the Association is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.           All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Association:  (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the Comptroller or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

f.           Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17.	Section 409A of the Code.

a.           This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with b. below.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

b.           If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3a.i. would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Association will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3a.i. to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

c.           If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3a.ii. it is not possible to continue coverage for Executive and her dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3a.ii. would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Association shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Association’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months.  The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17b. applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

d.           References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of September 17, 2013.

Attest:	FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ M. Celeste Tolson	By: /s/ Thomas K. Sterner
Corporate Secretary

Attest:	FRATERNITY COMMUNITY BANCORP, INC.
(Guarantor)

/s/ M. Celeste Tolson	By: /s/ Thomas K. Sterner
Corporate Secretary

[SEAL]

Attest:	EXECUTIVE

/s/ M. Celeste Tolson Corporate Secretary	/s/ Michelle L. Miller Michelle L. Miller

First Amendment

Michelle Miller
Change in Control Agreement

WHEREAS, Fraternity Federal Savings and Loan Association (the “Association”) and Fraternity Community Bancorp, Inc. (the “Company”) have previously entered into a Change in Control Agreement (the “Agreement”) with Chief Financial Officer Michelle Mil ler;

WHEREAS, the parties have determined that certain modifications to the Agreement are necessary and appropriate;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Agreement is amended as follows:

First Change

Paragraphs a. and b. of Section 1 are amended to read as follows:

“1.           Term of Agreement.

a.           The term of this Agreement shall be for the period beginning on May 13, 2014 and ending eighteen (18) months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

b.            Commencing as of November 13, 2015, (the “Renewal Date”) and continuing as of each anniversary of such date thereafter, the Board of Directors of the Association (the “Board of Directors”) may extend the term of this Agreement for an additional one (1) year period (from the Renewal Date) beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days’ written notice of her desire that the term not be extended.”

Second Change

Paragraphs a(i) and (ii) of Section 3 are amended to read as follows:

“i.           a lump sum cash payment equal to 1.5 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).  Such payment shall be made not later than five (5) days following Executive’s termination of employment under this Section 3.

ii.           Continued benefit coverage under all Association health and welfare plans (as defined in accordance with Section (3)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Sec. 1002(1), and applicable regulations thereunder) which Executive participated in as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period of eighteen (18) months following Executive’s termination of employment.  Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment.  Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee.”

*     *     *

In all other respects, the parties hereby ratify and affirm the terms of the Agreement.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement effective as of May 13, 2014.

Attest:	FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ M. Celeste Tolson	By: /s/ Thomas K. Sterner
Corporate Secretary

Attest:	FRATERNITY COMMUNITY BANCORP, INC.
(Guarantor)

/s/ M. Celeste Tolson	By: /s/ Thomas K. Sterner
Corporate Secretary

EXECUTIVE

/s/ Michelle L. Miller Michelle L. Miller